Exhibit 10.1

CIM Income NAV, Inc.
2398 E. Camelback Road, 4th Floor
Phoenix, Arizona 85016

September 21, 2021
CIM Income NAV Management, LLC
2398 E. Camelback Road, 4th Floor
Phoenix, Arizona 85016
CIM Income NAV Operating Partnership, LP
2398 E. Camelback Road, 4th Floor
Phoenix, Arizona 85016

Re:	CIM Income NAV, Inc. – Advisory Agreement
Ladies and Gentlemen:
This letter agreement sets forth certain agreements and understandings that each of CIM Income NAV Management, LLC (f/k/a CIM Income NAV Advisors, LLC), a Delaware limited liability company (the “Advisor”), CIM Income NAV Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and CIM Income NAV, Inc., a Maryland corporation (the “Company”), has agreed to undertake in connection with the Company’s proposed business combination (the “Merger”) with CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), and Cypress Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of the date hereof (and as hereafter amended, the “Merger Agreement”), among CMFT, Merger Sub and the Company. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Second Amended and Restated Advisory Agreement, dated as of November 27, 2018 (the “Advisory Agreement”), by and among the Company, the Operating Partnership and the Advisor, as amended.
1.Termination. Subject to the terms set forth herein, effective upon consummation of the Merger in accordance with the Merger Agreement, the Advisor, the Operating Partnership and the Company hereby irrevocably terminate the Advisory Agreement (the “Termination”), without any further liability or obligation on the part of any party thereto, except as set forth herein.
2.Release. Subject to the terms set forth herein, effective upon consummation of the Merger in accordance with the Merger Agreement, the Advisor hereby releases and waives any and all claims, suits, controversies, actions, debts, damages, obligations or liabilities of any nature whatsoever in law and in equity against the Company or the Operating Partnership which arise out of or are connected with the Advisory Agreement or termination thereof, except as set forth in Section 3 and Section 5 hereof, including, for the avoidance of doubt, with respect to the obligation of the Company and the Operating Partnership under Section 4.03(a) of the Advisory Agreement to pay to the Advisor (i) any unpaid reimbursements of expenses and (ii) accrued but unpaid fees payable to the Advisor prior to Termination other than those waived in Section 3 hereof.
3.Performance Fee; Waiver. Schedule 7.14 of the Merger Agreement sets forth a calculation of the Performance Fee estimated to be payable to the Advisor pursuant to the terms of the Advisory Agreement based on the conditions and assumptions set forth therein and in Section 7.14 of the Merger Agreement. Subject to the terms set forth herein, effective upon consummation of the Merger in accordance with the Merger Agreement, the Advisor hereby waives any claim or right it has to any portion of the Performance Fee at the time of the closing of the Merger other than that to which it would be entitled in the absence of the Merger. For the avoidance of doubt, such waiver does not pertain to, and the Company and the Operating Partnership agree to pay amounts payable in respect of, the reimbursement for expenses incurred by the Advisor and its Affiliates in connection with its services to the Company and the Operating Partnership in connection with the Merger pursuant to Section 3.02 of the Advisory

Agreement. After the payments described in the foregoing sentence and Section 4.03(a) of the Advisory Agreement (as amended by Section 5 below) have been paid, the Advisor hereby acknowledges and agrees that all fees, payments and other amounts owed to the Advisor under the Advisory Agreement have been satisfied in full.
4.Further Duties of the Advisor. The Advisor shall, promptly upon the Termination:
(a)deliver to CIM Real Estate Finance Management, LLC, an Affiliate of the Advisor and the external manager of CMFT, to be held and managed for the benefit of CMFT in accordance with its management agreement with such Person, (i) all money collected and held for the account of the Company and the Operating Partnership pursuant to the Advisory Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled and (ii) all assets, including the Assets, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and
(b)deliver to CMFT a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board.
5.Survival; Amendment. Notwithstanding the Termination, the provisions of Sections 2.06 and 2.07 and Sections 4.03 through 6.11 of the Advisory Agreement, as amended by this letter agreement, shall survive the termination of the Advisory Agreement. In addition, the Company, the Operating Partnership and the Advisor agree that the reference to “30 days” in Section 4.03(a) of the Advisory Agreement is hereby amended to read “90 days”.
6.Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this letter agreement or any right, interest or benefit under this letter agreement without the prior written consent of each other party; provided, however, the Company and the Operating Partnership may assign this letter agreement to CMFT or the Surviving Entity (as defined in the Merger Agreement). Subject to the foregoing, this letter agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
7.Severability. The provisions of this letter agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
8.Choice of Law; Venue. The provisions of this letter agreement shall be construed and interpreted in accordance with the laws of the State of Arizona (without giving effect to its conflicts of laws principles), and venue for any action brought with respect to any claims arising out of this letter agreement shall be brought exclusively in Maricopa County, Arizona.
9.Termination of Merger Agreement. In the event that the Merger Agreement is terminated in accordance with its terms, then this letter agreement will be automatically terminated effective upon the termination of the Merger Agreement and will be null and void.
10.Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
11.Entire Agreement. The Advisory Agreement, as amended by this letter agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This letter agreement may not be amended or supplemented other than by an agreement in writing signed by the parties hereto.

12.Counterparts. This letter agreement may be executed (including by e-mail transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this letter agreement.
[Signatures Follow]

If the foregoing accurately sets forth your understanding of our agreement, please sign and return the enclosed copy of this letter agreement.

Very truly yours,

CIM INCOME NAV, INC.

By:	/s/ Nathan DeBacker
Name:	Nathan DeBacker
Title:	Chief Financial Officer and Treasurer

Acknowledged and Agreed to as of the date first written above:

CIM INCOME NAV MANAGEMENT, LLC

By:	/s/ David Thompson
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

Acknowledged and Agreed to as of the date first written above:

CIM INCOME NAV OPERATING PARTNERSHIP, LP

By:	/s/ Nathan DeBacker
Name:	Nathan DeBacker
Title:	Chief Financial Officer and Treasurer

[Signature Page to Termination Agreement]